                                               FOR IMMEDIATE RELEASE
                                               May 3, 2005

NORFOLK SOUTHERN SUPPORTS GRANITEVILLE ACCIDENT SETTLEMENT

NORFOLK, VA -- Norfolk Southern Corporation (NYSE: NSC) issued the following statement regarding today's hearing before the U.S. District Court of South Carolina, Aiken Division. The court received a proposed class action settlement agreement that would provide restitution for minor personal injury, expenses and inconvenience associated with the railroad's Jan. 6, 2005, derailment at Graniteville, S.C. Details of the settlement will continue to be negotiated, and the parties expect to have a final agreement for court approval before the end of the month.

"Although additional details still need to be worked out, Norfolk Southern endorses the agreement outlined to the court today. It is timely, fair and constructive.

"From day one, our goal has been to help the people of Graniteville recover from the accident, and this settlement is a continuation of that effort.

"We commend the plaintiffs' attorneys for negotiating quickly and in good faith. By reaching this proposed agreement, all parties are acting in the interest of the people of Graniteville and Aiken County.

"Again, Norfolk Southern apologizes for the accident. We are deeply sorry for the loss of life, hardship and inconvenience it caused. We will continue to do our best to support the recovery process."

Norfolk Southern Corporation is one of the nation's premier transportation companies. Its Norfolk Southern Railway subsidiary operates approximately 21,300 route miles in 22 states, the District of Columbia and Ontario, Canada, serving every major container port in the eastern United States and providing superior connections to western rail carriers. NS operates the most extensive intermodal network in the East and is North America's largest rail carrier of automotive parts and finished vehicles.

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For further information contact:

         (Media) Susan Terpay, 757-823-5204 (susan.terpay@nscorp.com)

         (Investors) Leanne Marilley, 757-629-2861(leanne.marilley@nscorp.com)